UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2026

Keros Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39264	81-1173868
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1050 Waltham Street, Suite 302 Lexington, Massachusetts		02421
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (617) 314-6297

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	KROS	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Transition

On July 17, 2026, Keith Regnante resigned from his role as Chief Financial Officer of Keros Therapeutics, Inc. (the “Company”), effective August 3, 2026 (the “Separation Date”), to pursue other opportunities. In connection with Mr. Regnante’s departure, the Company’s Board of Directors (the “Board”) appointed Annita Tanini, the Company’s Corporate Controller and Vice President, Finance, as the Company’s interim principal financial officer and principal accounting officer, effective as of August 4, 2026. Mr. Regnante’s resignation was voluntary and was not the result of any disagreement with the Company on any matter relating to the Company’s accounting practices, financial statements, internal controls over financial reporting, operations, policies or practices. The Company has commenced a search for a new Chief Financial Officer.

Ms. Tanini, age 55, has served in finance leadership roles at the Company since May 2019, most recently as Corporate Controller and Vice President, Finance. From December 2015 to April 2017, she was the Vice President of Finance of Avedro, Inc., a commercial-stage ophthalmic medical technology company. Prior to that, Ms. Tanini was Senior Vice President of Finance of Fiksu, Inc., a mobile advertising and marketing technology company from March 2014 to November 2015. Previously, Ms. Tanini held Vice President of Finance roles at VideoIQ, Inc., MediaFriends, Inc., Jingle Networks Inc. and Arnold Worldwide LLC. Ms. Tanini holds a B.S. in finance and accounting, and an M.B.A. from the University of Massachusetts Lowell.

Ms. Tanini’s Compensation Arrangements

In connection with Ms. Tanini’s appointment, the Company and Ms. Tanini entered into an executive employment agreement, effective as of August 4, 2026 (the “Tanini Employment Agreement”). Under the Tanini Employment Agreement, Ms. Tanini will receive an annual base salary of $302,300 and will be eligible for an annual cash bonus with a target amount equal to 30% of her annual base salary. In the event of a termination of Ms. Tanini’s employment by the Company without cause or Ms. Tanini's resignation for good reason (as defined in the Tanini Employment Agreement), Ms. Tanini will be eligible to receive (i) six months of her then-current base salary, paid in installments in accordance with the Company's normal payroll practices, and (ii) payment by the Company of COBRA premiums for Ms. Tanini and her eligible dependents for up to six months, in each case subject to her execution and non-revocation of a general release of claims in favor of the Company.

There are no arrangements or understandings between Ms. Tanini and any other persons pursuant to which Ms. Tanini was selected as the Company’s interim principal financial officer and principal accounting officer. There is no family relationship between Ms. Tanini and any other person that would require disclosure under Item 401(d) of Regulation S-K. Ms. Tanini is also not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Regnante’s Separation Benefits

Mr. Regnante’s separation entitlements are governed by his employment agreement, dated as of March 31, 2020, as amended on January 1, 2022 (the “Regnante Employment Agreement”). Under the Regnante Employment Agreement, in connection with his departure, Mr. Regnante is entitled to receive: (i) payment of base salary accrued through and including the Separation Date; (ii) reimbursement of business expenses properly incurred but not yet reimbursed as of the Separation Date, in accordance with the Company’s applicable expense reimbursement policies; and (iii) the right to elect continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, at Mr. Regnante’s sole expense, to the extent permitted by and subject to applicable law. Mr. Regnante is not entitled to any additional severance payments, compensation or benefits from the Company in connection with his departure, except as may be required by applicable law.

The foregoing descriptions of the Tanini Employment Agreement and the Regnante Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements. A copy of the Tanini Employment Agreement is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2026, and upon such filing will be incorporated herein by reference. The Regnante Employment Agreement was previously filed as Exhibit 10.17 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2020, and the First Amendment thereto was previously filed as Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2022, each of which is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEROS THERAPEUTICS, INC.

By:	/s/ Jasbir Seehra
Jasbir Seehra, Ph.D. Chief Executive Officer
Dated: July 22, 2026